UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2014

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ROCAP MARKETING, INC.

(Exact name of registrant as specified in its charter)

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Nevada	333-178738	27-3388068
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

7211 East Southern Ave., Suite 106, Mesa, AZ 85209

(Address of Principal Executive Office) (Zip Code)

(213) 400-0770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

Item 2.01

Completion of Acquisition of Assets

Item 3.02

Unregistered Sale of Equity Securities

Item 5.01

Changes in Control of Registrant

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer

On May 27, 2014 the Registrant entered into a Share Exchange Agreement with Spiral, Inc., a Nevada corporation, and Mark Meyers, the sole shareholder of Spiral, Inc.  The Share Exchange Agreement was amended on June 30, 2014. On July 1, 2014, the acquisition and other transactions contemplated by the Share Exchange Agreement were completed.

Pursuant to the Share Exchange Agreement, on July 1, 2014 the Registrant purchased from Mark Meyer all of the capital stock of Spiral, Inc. In exchange for ownership of Spiral, Inc., the Registrant issued 18,130,887 shares of its common stock to Mark Meyers and his assignees, representing 50% of the outstanding shares. The Registrant also agreed to institute a bonus program pursuant to which Mark Meyers could earn an additional 4,126,133 shares of common stock based upon performance criteria for Spiral to be agreed upon.

At the closing on July 1, 2014, pursuant to the Share Exchange Agreement, William Clayton resigned from the Registrant's Board of Directors and from his position as Chief Operations Officer of the Registrant. The Board thereupon appointed Mark Meyers to serve as a member of the Board of Directors and as Chief Executive Officer of the Registrant.

In connection with the closing, Gordon McDougall (for himself and his company, Tezi Advisory) and Peter Henricsson agreed to modify the loans payable to them by the Registrant, which have an aggregate balance of approximately $120,000.  The loans will be payable only when the Registrant has obtained financing of no less than $2,000,000, but will be convertible into the Registrant's common stock at the creditor's option at any time at a conversion rate of $.25 per share.

Item 9.01

Financial Statements and Exhibits

Financial Statements

Financial Statements of Spiral, Inc. - to be filed by amendment.

Pro Forma Financial Information - to be filed by amendment.

Exhibits

10-a

Share Exchange Agreement dated May 27, 2014 among Rocap Marketing, Inc., Spiral, Inc. and Mark Meyers.

10-b

Amendment dated June 30, 2014 to Share Exchange Agreement dated May 27, 2014 among Rocap Marketing, Inc., Spiral, Inc. and Mark Meyers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

July 18, 2014

Rocap Marketing, Inc.

By: /s/ Mark Meyers

      Mark Meyers, Chief Executive Officer